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EXHIBIT 21

LIST OF SUBSIDIARIES

SCS Transportation, Inc.

Saia Motor Freight Line, Inc.

Clark Bros. Transfer, Inc.

Houma Investments, Inc.

Jevic Transportation, Inc.

Creek Road Properties, Inc.